As filed with the Securities and Exchange Commission on January 7, 2022.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Addex Therapeutics Ltd
(Exact name of registrant as specified in its charter)
Switzerland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Chemin des Mines 9,
CH-1202 Geneva,
Switzerland
Tel: +41 (0)22884 1555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copies to:
Joshua A. Kaufman Marc Recht David C. Boles Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Frank Gerhard Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich, Switzerland +41 43 222 10 00	Rick A. Werner, Esq. Matthew L. Fry, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 +1 212 659 7300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Shares, nominal value CHF 1.00 per share(1)	14,709,342	$1.04	$15,297,715.70	$1,418.10

(1)
These shares may be represented by American Depositary Shares, or ADSs, each of which represents six shares of the registrant. ADSs issuable upon deposit of the shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-235561).

(2)
Represents up to 14,709,342 shares that may be sold from time to time pursuant to this registration statement by the selling shareholder named herein. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. Alternatively, the registered shares shall be proportionally reduced in the event the shares are combined by a reverse split into a lesser amount of securities.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s ADSs on the Nasdaq Capital Market on January 6, 2022, of $1.04.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PROSPECTUSSUBJECT TO COMPLETIONDATED JANUARY 7, 2022
Up to 2,451,557 American Depositary Shares
Representing 14,709,342 Shares
This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to 2,451,557 American Depositary Shares, or ADSs, consisting of (i) warrants to purchase up to 1,538,462 ADSs (representing 9,230,772 shares), or the Ordinary Warrants, exercisable 60 days after the date of issuance at an exercise price of $6.50 per ADS, and (ii) pre-funded warrants to purchase up to 913,095 ADSs (representing 5,478,570 shares), or the Pre-Funded Warrants, or together with the Ordinary Warrants, the Warrants, exercisable immediately at an exercise price of $0.01 per ADS.
The selling shareholder is identified in the table on page 22. No ADSs or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the ADSs by the selling shareholder, we will receive proceeds from the exercise of any Warrants for cash. The exercise price of the Ordinary Warrants is $6.50 per ADS. The exercise price of the Pre-Funded Warrants is $0.01 per ADS. See “Use of Proceeds.” The selling shareholder may sell all or a portion of the shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”
The ADSs, each representing six of our shares, are listed on the Nasdaq Capital Market, or Nasdaq, under the trading symbol “ADXN.” The ADSs began trading on Nasdaq on January 29, 2020. Our shares are listed on the SIX Swiss Exchange, or SIX, under the symbol “ADXN.” The closing price of our ADSs on Nasdaq on December 31, 2021 was $6.29 per ADS, and the closing price of our shares on SIX on December 31, 2021 was CHF 1.04 per share. There is no established market for the Warrants.
We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Investing in ADSs representing our shares involves a high degree of risk. Before buying any ADSs representing our shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January   , 2022

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.
For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties such as investment banking analysts, industry, medical and general publications, government data and similar sources. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section entitled “Special Note Regarding Forward-Looking Statements.”

ii

ABOUT THIS PROSPECTUS
We are organized under the laws of Switzerland. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Addex,” “Addex Therapeutics,” “Addex Therapeutics Ltd,” “the Company,” “we,” “us” and “our” refer to Addex Therapeutics Ltd together with its subsidiaries.
We own trademarks for Addex Therapeutics in Switzerland. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in ADSs representing our shares, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors”, the accompanying prospectus, the documents that are incorporated herein and therein by reference, including any financial statements in such documents and the notes to those financial statements, and any free writing prospectus that we have authorized for use in connection with the offering, before making an investment decision. This prospectus may add to, update or change information contained in or incorporated by reference.
Overview
We are a clinical-stage pharmaceutical company focused on the development and commercialization of an emerging class of novel orally available small molecule drugs known as allosteric modulators. Allosteric modulators target a specific receptor or protein and alter the effect of the body’s own signaling molecules on their target through a novel mechanism of action. These innovative small molecule drug candidates offer several potential advantages over conventional non-allosteric molecules and may offer an improved therapeutic approach to existing drug treatments. To date, our research and development efforts have been primarily focused on building a portfolio of proprietary drug candidates based on our allosteric modulator development capability. The allosteric modulator principle has broad applicability across a wide range of biological targets and therapeutic areas, but our primary focus is on G-protein coupled receptors, or GPCR, targets implicated in neurological diseases, where we believe there is a clear medical need for new therapeutic approaches.
Using our allosteric modulator discovery capabilities, we have developed a pipeline of proprietary clinical and preclinical stage drug candidates. We or our partners are developing these clinical and preclinical stage proprietary drug candidates for diseases for which there are no approved therapies or where improved therapies are needed. These include levodopa induced dyskinesia associated with Parkinson’s disease, or PD-LID, non-parkinsonian dystonia (including blepharospasm), or dystonia, epilepsy, substance use disorder (including alcohol use disorder), Charcot-Marie-Tooth type 1A neuropathy, or CMT1A, post-traumatic stress disorder, or PTSD, and other neurodegenerative diseases. Some of these indications are classified as rare diseases, that may allow for orphan drug designation by regulatory agencies in major commercial markets, such as the United States, Europe and Japan. Orphan drug designation may entitle the recipient to benefits, in the jurisdiction granting the designation, such as market exclusivity following approval and assistance in clinical trial design, a reduction in user fees or tax credits related to development expenses.
We are developing our lead drug candidate, dipraglurant, as a metabotropic glutamate receptor subtype 5 negative allosteric modulator, or mGlu5 NAM, for the treatment of PD-LID. We are conducting a placebo-controlled Phase 2b/3 pivotal clinical trial of dipraglurant in PD-LID patients since June 2021. The clinical trial is expected to be conducted at approximately 50 sites in the United States and target enrollment of approximately 140 patients. We have received orphan drug designation from the United States Food and Drug Administration, or FDA, for dipraglurant in PD-LID and expect to report topline results at the end of the fourth quarter of 2022. In parallel, we are developing an extended release formulation of dipraglurant as a novel orally available mGlu5 NAM for the treatment of blepharospasm. We are conducting an exploratory placebo-controlled Phase 2 clinical trial in blepharospasm patients using the current immediate release formulation of dipraglurant and expect to report topline results at the end of the first quarter of 2022.
Our partnered drug candidate, ADX71149 is a novel orally active metabotropic glutamate receptor subtype 2 positive allosteric modulator, or mGlu2 PAM for the treatment of epilepsy. Our partner, Janssen Pharmaceuticals, Inc., or Janssen, a subsidiary of Johnson & Johnson is conducting a placebo- controlled Phase 2a proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. We expect to report topline results in the third quarter of 2022. Under our agreement with Janssen, Janssen is responsible for financing the development and commercialization, if any, of ADX71149.
We are also conducting a research program under our strategic partnership with Indivior PLC, or Indivior, to discover novel orally available gamma-aminobutyric acid subtype B receptor positive allosteric modulators, or GABAB PAMs. We are currently in clinical candidate selection phase and expect IND enabling studies to be initiated in 2022. Under the terms of the agreement with Indivior, we have the right to select drug candidates for development in certain exclusive indications outside of substance use disorder. We plan to develop our selected drug candidate in CMT1A, an indication that has been clinically validated with baclofen, an orthosteric agonist of GABAB, and where we believe there is a significant unmet medical need and commercial opportunity.
Allosteric modulators have broad applicability for many clinically validated GPCR targets which are implicated in multiple therapeutic indications. We intend to continue to leverage our scientific expertise in allosteric modulation and our proprietary technology platform to discover novel drug candidates for the treatment of neurological diseases.
Based on our expertise in allosteric modulation, our goal is to build a leading neuroscience company focused on conditions where current treatment options are limited and where unmet medical needs exist. Our business strategy includes the possibility of entering into collaborative arrangements with third parties to complete the development and commercialization of our proprietary drug candidates, such as our partnership with Janssen for ADX71149 and our strategic partnership with Indivior for GABAB PAM. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. To date, we have secured grants and other funding from: The Michael J. Fox Foundation for Parkinson’s Research, or MJFF, for the development of dipraglurant for the treatment of PD-LID; the National Institute of Drug Abuse, or NIDA, to generate important data on the role of GABAB in substance use disorder; the Swiss Innovation Agency, or Innosuisse, to advance our understanding of the role of our drug candidates in neurodegenerative and psychiatric diseases; the Eurostars Joint Programme, or Eurostars to identify novel drug candidates on mGlu7 NAM for PTSD; and the Charcot-Marie-Tooth Association, or CMTA to evaluate the role of GABAB PAM compounds in preclinical models of CMT1A. As we advance our clinical and preclinical programs, we will continue to apply for subsidies, grants and government or agency sponsored studies that could offset or reduce our development costs.
The development and commercialization of drugs is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized pharmaceutical companies, including products approved for marketing and/or product candidates under development, for each of the product candidates and each of the indications for which we are developing. Furthermore, government authorities in the United States, at the federal, state and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products, such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
Research and Development Portfolio
Using our allosteric modulator platform and drug discovery and development expertise, we have established a portfolio of clinical and preclinical programs, both internally and with partners.
Dipraglurant for the treatment of levodopa-induced dyskinesia associated with Parkinson’s disease.   We are developing dipraglurant as a novel orally available mGlu5 NAM for the treatment of PD-LID. PD-LID is a disease with significant commercial opportunity as improved therapies are needed. We believe that, subject to regulatory approval, dipraglurant may offer an innovative and differentiated treatment approach from existing therapies. In a 28 day Phase 2a placebo-controlled clinical trial, conducted in the United States and Europe, in patients with PD-LID, dipraglurant met its primary end point, was generally well tolerated and no clinically significant abnormalities of safety monitoring parameters occurred. In addition, at Day 1 and Day 14, dipraglurant showed statistically significant effects on PD-LID clinical symptoms, as measured using mAIMs. However, an increasing placebo response resulted in the effect of dipraglurant on PD-LID clinical symptoms not showing statistical significance at Day 28. We are conducting a Phase 2b/3 placebo-controlled pivotal clinical trial of dipraglurant in PD-LID patients since June 2021. The clinical trial is expected to be conducted at approximately 50 sites in the United States and target enrollment of approximately 140 patients. We have also received orphan drug designation from the FDA for dipraglurant in PD-LID and expect to report topline results at the end of the fourth quarter of 2022.
Dipraglurant, for the treatment of non-Parkinsonian dystonia, including blepharospasm.   We are developing an extended-release formulation of dipraglurant as a novel orally available mGlu5 NAM for the treatment of blepharospasm. There are many types of dystonia affecting up to 300,000 people in the United States. Blepharospasm is characterized by involuntary muscle contractions and spasms of the eyelid muscles resulting in sustained eyelid closure causing substantial visual disturbance or functional blindness.
Blepharospasm affects approximately 50,000 people in the United States with 2,000 new patients being diagnosed annually. We are conducting an exploratory placebo-controlled Phase 2 clinical trial in blepharospasm patients, using the current immediate release formulation of dipraglurant. Subject to regulatory approval, we believe that dipraglurant may offer an innovative and differentiated treatment approach for multiple types of dystonia and present a significant commercial opportunity. We expect to report topline results at the end of the first quarter of 2022.
Externally Developed Out-licensed Product Candidate
ADX71149 (mGlu2 PAM) for the treatment of epilepsy.   Our partnered drug candidate, ADX71149 is a novel orally active mGlu2 PAM. Our partner, Janssen, has completed Phase 1 and two Phase 2a clinical trials in schizophrenia and anxious depression, respectively. Janssen has conducted several preclinical studies in epilepsy and is conducting a placebo-controlled Phase 2a proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. Under our agreement with Janssen, Janssen is responsible for financing the development and commercialization, if any, of ADX71149. We expect to report topline results in the third quarter of 2022.

Material Internal Research Programs
GABAB PAM for the treatment of substance use disorder.   Our partner, Indivior, has licensed worldwide rights to our GABAB PAM program and is responsible for all development, manufacture and commercialization of any selected GABAB PAM drug candidates. Under the agreement, we are responsible for executing a research program funded by Indivior to discover novel drug candidates. Indivior has the right to select GABAB PAM drug candidates from our research program. We are in clinical candidate selection phase and expect IND enabling studies to be initiated in 2022. Indivior’s primary focus is substance use disorder, including alcohol use disorder. We believe that substance use disorder is an indication with a significant commercial opportunity. Existing therapies often do not provide effective control of symptoms or have side effects that discourage adherence. Subject to regulatory approval, we believe that GABAB PAM may offer an innovative and differentiated treatment approach from existing therapies and may provide benefit to patients.
GABAB PAM for the treatment of CMT1A.   Our license agreement with Indivior provides for a funded research program, under which we have the right to select drug candidates for exclusive development in certain indications outside of substance use disorder, including CMT1A, a rare disease indication. We plan to pursue orphan drug designation for a selected drug candidate for CMT1A. The program is in clinical candidate selection phase and we expect to initiate IND enabling studies in 2022. As part of clinical candidate selection, we are evaluating selected drug candidates in preclinical models of CMT1A in collaboration with the CMTA. We believe an oral small molecule GABAB PAM with a once-a-day dosing and without the adherence-limiting side effects of baclofen, which is currently used off label, could bring benefit to patients and consequently present a strong commercial opportunity for us.
mGlu7 NAM for the treatment of PTSD.   We are developing mGlu7 NAM as a novel orally available treatment to reduce fear memory in PTSD, a disorder that can lead to intense fear and anxiety. Current medication is unspecific and ineffective, with a number of side effects. By selectively targeting mGlu7 with NAMs, the brain circuitries involved in fear and anxiety can be more precisely modulated, potentially resulting in a more focused response and fewer side effects than current therapeutic approaches. Subject to regulatory approval, we believe our mGlu7 NAM may offer an innovative and differentiated treatment approach from existing therapies. The program is in clinical candidate selection phase and we expect to initiate IND enabling studies in 2022. A consortium led by us has been awarded a €4.85 million grant from the Eurostars to advance the program to drug candidate stage.
mGlu2 NAM for the treatment of mild neurocognitive disorders, or mNCD.   We are developing mGlu2 NAM as a novel orally available treatment for mNCD associated with Alzheimer’s disease, Parkinson’s disease and depressive disorders. The program is in late lead optimization phase and we expect to enter clinical candidate selection phase early in 2022.

Early Stage Internal Research Programs
mGlu4 PAM for the treatment of Parkinson’s disease.   We are developing mGlu4 PAM as a novel orally available treatment for Parkinson’s disease. We are currently optimizing multiple chemical series of highly selective mGlu4 PAMs with compounds in early lead optimization.
mGlu3 PAM for the treatment of neurodegenerative disorders.    We are developing mGlu3 PAM as a novel orally available treatment for neurodegenerative disorders. We are currently optimizing multiple chemical series of highly selective mGlu3 PAMs, with compounds in early lead optimization.
Corporate Information
We are organized as a stockholding company under the laws of Switzerland. Our ADSs have been listed on Nasdaq under the symbol “ADXN” since January 29, 2020, and our shares have been listed on SIX since May 2007 under the symbol “ADXN”.
Our corporate headquarters is located at Chemin des Mines 9, CH-1202 Geneva, Switzerland, where the telephone number is +41 (0) 22 884 1555, and our registered office is located at c/o Addex Pharma SA, Chemin des Aulx 12, CH-1228 Plan-les-Ouates, Geneva, Switzerland. Our website address is www.addextherapeutics.com/en/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

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to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or(4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three year period.

Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to
U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.
Recent Financing
The shares offered in this prospectus relate to the resale by the selling shareholder of up to 14,709,342 shares deliverable upon the exercise of the Warrants, which were issued in our private placement pursuant to a securities purchase agreement, or the Securities Purchase Agreement, between us and the selling shareholder, dated December 16, 2021, which we conducted concurrently with a registered direct offering, or the December Registered Direct Offering. The Warrants include:
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the Ordinary Warrants to purchase up to 1,538,462 ADSs (representing 9,230,772 shares), which are exercisable 60 days after the date of issuance at an exercise price of $6.50 per ADS; and

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the Pre-Funded Warrants to purchase up to 913,095 ADSs (representing 5,478,570 shares), which are exercisable immediately at an exercise price of $0.01 per ADS.

The Warrants were issued pursuant to the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder. We are filing the registration statement on Form F-1, of which this prospectus is a part, to enable the selling shareholder to resell, free of restrictions on resale, the ADSs that are delivered upon any exercise of such Warrants and the shares underlying such ADSs.

THE OFFERING
This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to an aggregate of 2,451,557 ADSs (representing 14,709,342 shares) consisting of (i) 1,538,462 ADSs (representing 9,230,772 shares) deliverable upon exercise of the Ordinary Warrants and (ii) 913,095 ADSs (representing 5,478,570 shares) deliverable upon the exercise of the Pre-Funded Warrants. The selling shareholder may sell its ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs by the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash.
Securities offered by the selling shareholder
1,538,462 ADSs (representing 9,230,772 shares) deliverable upon exercise of the Ordinary Warrants and 913,095 ADSs (representing 5,478,570 shares) deliverable upon the exercise of Pre-Funded Warrants
Shares currently outstanding
43,379,046 shares, which assumes the exercise of the Pre-Funded Warrants to purchase 913,095 ADSs (representing 5,478,570 shares)
Shares to be outstanding assuming exercise of the Ordinary Warrants
52,609,818 shares
The ADSs
Each ADS represents six of our shares. The depositary will be the holder of the shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the ADSs.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statements that include this prospectus.
The Ordinary Warrants
The exercise price of the Ordinary Warrants is $6.50 per ADS. The Ordinary Warrants are exercisable 60 days from the date of issuance and will expire six years from the date of issuance
The Pre-Funded Warrants
The exercise price of the Pre-Funded Warrants is $0.01 per ADS. The Pre-Funded Warrants are exercisable immediately and for an indefinite term.
Use of Proceeds
We will not receive any proceeds from the sale of the shares represented by ADSs by the selling shareholder. All net proceeds from the sale of the ADSs represented by shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any exercise of Warrants for cash.
We intend to use the proceeds from the exercise of any Warrants for cash to advance our preclinical and clinical pipeline. See the section of this prospectus titled “Use of Proceeds.”
Depositary
Citibank, N.A.
Risk Factors
You should read the “Risk Factors” section starting on page 9 of this prospectus, and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in ADSs representing our shares.
Trading Symbols
Our ADSs are listed on Nasdaq under the symbol “ADXN” and our shares are listed on the SIX under the symbol “ADXN”.
The number of our shares set forth herein is based on 37,900,476 shares outstanding as of December 31, 2021, but excludes:
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11,372,476 treasury shares indirectly held through our wholly-owned subsidiary Addex Pharma SA, on such date;

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authorized (but unissued) capital of 24,636,476 shares as of December 31, 2021;

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conditional (but unissued) capital of 24,636,476 shares, including 5,866,898 shares reserved for issuance upon exercise of any options or warrants granted in connection with an issuance of bonds, similar obligations or other financial instruments and 18,769,578 shares reserved for issuance pursuant to our equity incentive plans of which 8,814,635 relate to outstanding stock options and subscriptions rights linked to equity sharing certificates granted under our equity incentive plans, each as of December 31, 2021;

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1,700 equity sharing certificates (bons de jouissance/Genussscheine) as of December 31, 2021 issued to our 100% owned subsidiary, Addex Pharma SA, of which 199 have been granted under our equity incentive plans with subscriptions rights to 198,750 shares outstanding December 31, 2021. These subscription rights are included in the 18,769,578 of conditional capital referred to above; and

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up to 3,336,866 additional shares to be issued upon exercise of the Ordinary Warrants (in addition to those currently represented by treasury shares, as set forth in the first bullet above), each such Warrant having an exercise price of $6.50 per ADS.

Unless otherwise indicated, all information in this prospectus assumes the exercise of 913,095 Pre-Funded Warrants to purchase 913,095 ADSs (representing 5,478,570 shares) currently outstanding with an exercise price of $0.01 per ADS.

RISK FACTORS
Investing in ADSs representing our shares involves a high degree of risk. Before deciding whether to invest in, you should carefully consider the risks and uncertainties described under the section captioned “Item 3. Key Information. Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2020, as filed with the SEC on March 11, 2021, which is incorporated by reference in this prospectus, in their entirety, together with other information in this prospectus (including the section titled “Risk Factors” starting on page 8 thereof), the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with the offering. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ADSs would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to our ADSs and Shares
A substantial number of shares and ADSs may be sold in the market following the effective date of the registration statement of which this prospectus form a part, which may depress the market price for our shares and ADSs.
Sales of a substantial number of shares and ADSs in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our shares and ADSs to decline. A substantial majority of our outstanding shares and ADSs are, and the shares and ADSs offered hereby will be, freely tradable without restriction or further registration under the Securities Act.
An investment in our securities is speculative, and there can be no assurance of any return on any such investment.
An investment in our securities is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
The market price for our shares and ADSs may be highly volatile and could decline significantly.
Our securities have a relatively small public float and may be less liquid and more volatile than securities of companies with broader public ownership. Factors affecting the market price of the securities, many of which are beyond our control, include:
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trading in our shares and ADSs, and securities derivative thereof, by the selling shareholder, its affiliates or others;

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low daily trading volume of our securities on the SIX Swiss Exchange and on Nasdaq;

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announcements by us and developments that impact our financial results, business and partners;

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fluctuations in our financial position or operating results;

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changes in our business strategy and operations;

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changes in our senior management team or Board of Directors;

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changes in the recommendations of securities analysts regarding us or our industry;

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commentary by investors on the prospects for our business, the shares or ADSs on the internet and/or social media and resulting in trading of our shares or ADSs;

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unusual trading in our shares or ADSs or securities derivative thereof, including pursuant to naked, or uncovered, short positions;

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investor need for liquidity;

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investor assessment of the valuation of us and our competitors;

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fluctuations in interest rates;

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price and volume of the markets where our securities trade; and

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future offerings of our securities.

In addition, securities markets in general have from time to time, and in particular in recent years, experienced significant price and volume fluctuations. Such fluctuations, as well as the economic environment as a whole, can have a substantial negative effect on the market price of our securities, regardless of our operating results or our financial position. Any such broad market fluctuations may adversely affect the trading price of our securities.
We have broad discretion over the use of the net proceeds from the exercise of any Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of the shares or ADSs.
Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of Warrants for cash. We may spend or invest these proceeds in ways with which our shareholders and holders of ADSs disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of Warrants for cash, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.
We expect to continue to incur increased costs as a result of operating as a company with securities listed in the United States in addition to Switzerland, and our senior management will be required to devote substantial time to ongoing compliance initiatives and corporate governance practices.
As a company with securities listed in the United States in addition to Switzerland, and particularly after we no longer qualify as an emerging growth company, we expect to continue to incur significant legal, accounting, and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on non-U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting beginning with our second annual report to be filed with the SEC. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. We anticipate that the process to document and evaluate our internal control over financial reporting will be both costly and challenging.
An active market may not develop or be sustained in which investors can resell ADSs.
Although our shares have traded on SIX since 2007 and ADSs representing our shares have traded on Nasdaq since January 29, 2020, we cannot predict the extent to which an active market for ADSs representing our shares will develop or be sustained on Nasdaq, or how the development of such a market might affect the market price for our shares on SIX and on Nasdaq. The price at which ADSs representing our shares trade on Nasdaq may or may not be correlated with the price at which our shares trade on SIX.

Fluctuations in the exchange rate between the U.S. dollar and the Swiss franc may increase the risk of holding the ADSs.
Our share price is quoted on SIX in Swiss francs, while the ADSs trade on Nasdaq in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the Swiss franc may result in temporary differences between the value of the ADSs and the value of our shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the Swiss franc, the U.S. dollar equivalent of the proceeds that a holder of the ADSs would receive upon the sale in Switzerland of any shares withdrawn from the depositary receipts facility, and the U.S. dollar equivalent of any cash dividends paid in Swiss francs on our shares represented by the ADSs, could also decline.
Future sales, or the possibility of future sales, of a substantial number of ADSs representing our shares or our shares could adversely affect the price of such securities.
Future sales of a substantial number of ADSs representing our shares or our shares, or the perception that such sales will occur, could cause a decline in the market price of ADSs representing our shares and our shares. As of December 31, 2021, we had 49,272,952 shares, including 11,372,476 treasury shares indirectly held through our wholly-owned subsidiary Addex Pharma SA, and 1,515,042 ADSs representing our shares issued and outstanding. All of our outstanding shares and ADSs representing our shares are freely tradeable on SIX and Nasdaq respectively, except for those ADSs deliverable pursuant to the Warrants prior to the effectiveness of the registration statement of which this prospectus forms a part and shares held by our affiliates, which are subject to limitations on resale under Rule 144 to the extent that they have not been registered for resale with the SEC. All other shares are able to be deposited with the depositary in exchange for ADSs representing such shares at the ratio referred to on the cover page of this prospectus, which ADSs will be freely tradeable. If holders sell substantial amounts of ADSs or shares in the respective public markets therefor, or if the market perceives that such sales may occur, the market price of ADSs representing our shares and our shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected.
We have never paid dividends on our share capital, and we do not anticipate paying cash dividends in the foreseeable future.
We have never declared or paid cash dividends on our share capital. We do not anticipate paying cash dividends on our registered shares in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to compliance with applicable laws and covenants under current or future credit facilities, which may restrict or limit our ability to pay dividends and will depend on our financial condition, operating results, capital requirements, distributable profits and/or distributable reserves from capital contributions, general business conditions and other factors that our Board of Directors may deem relevant. As a result, capital appreciation, if any, of our securities will be your sole source of gain for the foreseeable future.
The exercise of equity incentive instruments granted under our equity incentive plan could dilute our share capital.
Pursuant to our existing equity incentive plan, equity sharing certificates (ESCs) with subscription rights to purchase shares, employee stock option plan, or ESOP, and warrants may be exercisable at prices below the market price of our shares at the time of exercise. To the extent that these instruments are exercised in the future, holders of our registered shares will be diluted. As of December 31, 2021, there were 14,881,533 shares reserved for issuance pursuant to subscription rights outstanding under our existing equity incentive plan, including 198,750 shares reserved for ESCs, 8,615,885 shares reserved for the ESOP, and 5,866,898 shares reserved for warrants.
Holders of ADSs may not have the same voting rights as the holders of our shares and may not receive voting materials in time to be able to exercise their right to vote.
Except as described in this prospectus, holders of ADSs representing our shares are not able to exercise voting rights attaching to the underlying shares on an individual basis. Holders of ADSs representing our shares have appointed the depositary or its nominee as their representative to exercise the voting rights attaching to the shares underlying such ADSs. Holders of ADSs representing our shares may not receive voting materials in time to instruct the depositary to vote. The depositary may not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote.
As a result, holders of ADSs representing our shares may not be able to exercise voting rights and may lack recourse if such ADSs are not voted as requested. In addition, holders of ADSs representing our shares will not be able to call a shareholders’ meeting.
Holders of ADSs representing our shares may not receive distributions on our shares underlying our ADSs or any value for them if it is illegal or impractical to make them available to such holders.
The depositary for ADSs representing our shares has agreed to pay to holders of such ADSs cash dividends or other distributions that it or the custodian receives on our shares after deducting its fees and expenses. Holders of ADSs representing our shares will receive these distributions in proportion to the number of our shares underlying their ADSs. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical for the depositary to make a distribution available to holders of ADSs representing our shares. We have no obligation to take any other action to permit the distribution of ADSs representing our shares, shares themselves, rights or anything else to holders of ADSs representing our shares. This means that holders of ADSs representing our shares may not receive any distributions that we make on our shares or any value from them if it is unlawful or impractical to make such distributions available to holders. These restrictions may negatively impact the trading value of ADSs representing our shares.
Holders of ADSs may be subject to limitations on transfer of their ADSs.
ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.
ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and / or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may augur different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.
The rights accruing to holders of our shares may differ from the rights typically accruing to shareholders of a U.S. corporation.
We are organized under the law of Switzerland. The rights of holders of shares are governed by the laws of Switzerland and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See the sections titled “Description of Share Capital and Articles of Association” and “Comparison of Swiss Law and Delaware Law” in the accompanying prospectus and documents incorporated by refence therein for a description of the principal differences between the provisions of Swiss law applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.
Claims of U.S. civil liabilities may not be enforceable against us.
We are incorporated under the law of Switzerland. Certain of our directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. The United States and Switzerland do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Switzerland. In addition, uncertainty exists as to whether Swiss courts would entertain original actions brought in Switzerland against us or our directors predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of Switzerland. Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision. If a Swiss court gives judgment for the sum payable under a U.S. judgment, the Swiss judgment will be enforceable by methods generally available for this purpose. These methods generally permit the Swiss court discretion to prescribe the manner of enforcement. As a result, U.S. investors may not be able to enforce against us or certain of our directors, or certain experts named herein who are residents of Switzerland or countries other than the United States, any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.
We are organized under the laws of Switzerland and our jurisdiction of incorporation is Plan-les- Ouates, Geneva, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law of 1987, as amended, or PILA. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.
Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
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the non-Swiss court had jurisdiction pursuant to the PILA;

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the judgment of such non-Swiss court has become final and non-appealable;

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the judgment does not contravene Swiss public policy;

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the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

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no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

We currently qualify as a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to reporting obligations under the Exchange Act, that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.
As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we follow certain Swiss corporate governance rules instead of certain corporate governance requirements of Nasdaq.
As a foreign private issuer, we follow certain of our home country corporate governance rules instead of certain corporate governance requirements of Nasdaq. For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:
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have a majority of the board of directors consist of independent directors as such term is defined by Nasdaq;

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have nominating and compensations committees that are fully independent, as defined by Nasdaq;

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solicit proxies and provide proxy statements for all shareholder meetings; and

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seek shareholder approval for the implementation of certain equity compensation plans and issuances of shares.

For an overview of our corporate governance principles, including those which comply with certain of the requirements above, see the section titled “Description of Share Capital and Articles of Association” in the accompanying prospectus and documents incorporated by reference therein.

In accordance with our Nasdaq listing, our Audit Committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 of the Exchange Act, both of which also are applicable to Nasdaq-listed U.S. companies.
To the extent we determine to follow Swiss corporate governance practices instead of Nasdaq governance requirements applicable to domestic issuers, you may not have the same protections afforded to shareholders of companies that are subject to these Nasdaq requirements.
We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and Nasdaq’s corporate governance requirements applicable to a domestic issuer, and cause us to incur significant incremental legal, accounting and other expenses.
Although we currently qualify as a foreign private issuer, in order to maintain this status, as of each June 30, either (a) a majority of our shares, including shares represented by ADSs, must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors must not be U.S. citizens or residents, (ii) more than 50 percent of our assets must be located outside of the United States and (iii) our business must be administered principally outside of the United States. If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, on January 1 of the succeeding year which are more detailed and extensive than the requirements for foreign private issuers. We would also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer will be significantly higher than the costs that we would incur as a foreign private issuer. As a result, we expect that the loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make ADSs representing our shares or our shares less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, and, to the extent that we no longer qualify as a foreign private issuer, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation including golden parachute compensation. We may take advantage of these exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the aggregate market value of ADSs representing our shares and our shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an emerging growth company as of the following December 31 (our fiscal year-end). We cannot predict if investors will find ADSs representing our shares or our shares less attractive because we may rely on these exemptions. If some investors find such securities less attractive as a result, there may be a less active trading market for ADSs representing our shares or our shares and the price of such securities may be more volatile.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of ADSs representing our shares or our shares.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of ADSs representing our shares or our shares.
Management will be required to assess the effectiveness of our internal controls annually beginning with our second annual report expected to be filed in 2022. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements requiring us to incur the expense of remediation and could also result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of ADSs representing our shares or our shares and the trading volume thereof could decline.
The trading market for ADSs representing our shares and our shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Since we did not undertake a primary offering of ADSs representing our shares in connection with the listing of ADSs on Nasdaq, we do not anticipate that many or any industry analysts in the United States will publish such research and reports in the United States about our shares or ADSs. If no or too few securities or industry analysts commence or continue coverage on us, the trading price for ADSs representing our shares and our shares could be affected. If one or more of the analysts who may eventually cover us downgrade such ADSs or shares or publish inaccurate or unfavorable research about our business, the trading price of ADSs representing our shares or our shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for ADSs representing our shares or our shares could decrease, which might cause the price of such securities and the trading volume thereof to decline.
If we are a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes, the consequences to U.S. holders of our shares or ADSs representing our shares may be adverse.
Based on our analysis of our income, assets, activities and market capitalization for our taxable year ended December 31, 2020, and certain assumptions with respect to the characterization of our income and assets as active or passive, we do not believe that we were classified as a PFIC for our taxable year ended December 31, 2020. Based on the expected nature and composition of our income, assets and activities for our taxable year ending December 31, 2021, and certain assumptions with respect to the characterization of our income and assets as active or passive, we do not expect that we will be classified as a PFIC for our taxable year ending December 31, 2021. However, because our PFIC status is subject to a number of uncertainties and the applicable law is subject to varying interpretations, neither we nor our tax advisors can provide any assurances with respect to our PFIC status for any prior, current, or any future taxable year. Moreover, because the calculation of the value of our assets may be based in part on the value of our shares or ADSs, the value of which may fluctuate considerably, our PFIC status may change from year to year and is difficult to predict. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year and we have not yet made a final determination as to our expected PFIC status for the current year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for our taxable year ended December 31, 2020, and the current or any future taxable year. If we determine that we are a PFIC for any subsequent taxable years, we intend to annually provide U.S. Holders, upon request, a “PFIC Annual Information Statement”, with the information required to allow U.S. Holders to make a “qualified electing fund” election, or “QEF Election” for United States federal income tax purposes.
Under the Code, a non-U.S. company will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income consists of passive income or (2) 50% or more of the quarterly weighted average value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. In addition, for purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets and received directly its proportionate share of the income of such other corporation. If we are a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our shares or ADSs representing our shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the shares or ADSs representing our shares, regardless of whether we continue to meet the PFIC test described above, unless the U.S. Holder makes a specified election once we cease to be a PFIC. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our shares or ADSs representing our shares, the U.S. Holder may be subject to adverse tax consequences regardless of whether we continue to qualify as a PFIC, including ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements. For further discussion of the PFIC rules and the adverse U.S. federal income tax consequences in the event we are classified as a PFIC, see the section below titled “Material U.S. Federal Income Tax Considerations for U.S. Holders.” Prospective U.S. holders are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our shares or ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to our shares or ADSs and the IRS information reporting obligations with respect to the purchase, ownership and disposition of shares or ADSs of a PFIC.
If a United States person is treated as owning at least 10% of our shares, such holder may be subject to adverse U.S. federal income tax consequences.
If a U.S. Holder is treated as owning, directly, indirectly or constructively, at least 10% of the value or voting power of our shares (directly or in the form of ADSs representing our shares), such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our corporate group, if any. A controlled foreign corporation is any foreign corporation in which more than 50% of the total combined voting power of classes of voting stock or the total value of the corporation is owned (or treated as owned) by United States shareholders. If such group includes one or more U.S. subsidiaries, our non-U.S. subsidiaries will be treated as controlled foreign corporations, regardless of whether we are treated as a controlled foreign corporation. A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist our investors in determining whether any of our non-U.S. subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any United States shareholder information that may be necessary to comply with the reporting and tax paying obligations described in this risk factor. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our shares or ADSs representing our shares.
Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.
A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. A tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the result could increase our anticipated effective tax rate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward- looking statements include statements about:
•
the development of our product candidates, including statements regarding the timing of initiation, completion and the outcome of pre-clinical studies or clinical trials and related preparatory work, the period during which the results of the studies or trials will become available and our research and development programs with respect to our product candidates;

•
the impact of COVID-19 on our business and operations;

•
our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•
our plans to collaborate, or statements regarding the ongoing collaborations, with partner companies;

•
our plans to research, develop, manufacture and commercialize our product candidates;

•
the timing of our regulatory filings for our product candidates;

•
the size and growth potential of the markets for our product candidates;

•
our ability to raise additional capital;

•
our commercialization, marketing and manufacturing capabilities and strategy;

•
our expectations regarding our ability to obtain and maintain intellectual property;

•
our ability to attract and retain qualified employees and key personnel;

•
our ability to contract with third party suppliers and manufacturers and their ability to perform adequately;

•
how long we will qualify as an emerging growth company or a foreign private issuer;

•
our estimates regarding future revenue, expenses and needs for additional financing;

•
regulatory developments in the United States, European Union and other jurisdictions; and

•
our intended use of the net proceeds of this offering from the exercise of the Warrants.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward- looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale by the selling shareholder of the ADSs registered hereby or the shares underlying such ADSs. All net proceeds from the sale of the shares represented by ADSs will go to the selling shareholder.
We may receive proceeds from the exercise of the Warrants to the extent the warrants are exercised. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Warrants will be exercised.
We intend to use the net proceeds from any exercise of the Warrants for cash, together with our cash on hand, to advance our preclinical and clinical pipeline.
Based on our current operating plan, we believe that the net proceeds from the exercise of any Warrants for cash, together with our existing cash, will enable us to fund our planned operating expenses and capital expenditures into the first half of 2023. Our ability to pursue and finance our operations and our intended development plans beyond such time will depend on our ability to generate additional funding through partnerships or grants and amounts that we may raise through the further financings such as additional equity offerings.
Our expected use of the proceeds from the exercise of any Warrants for cash represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the exercise of any Warrants for cash or the amounts that we will actually spend on the uses set forth above.
Our management will have broad discretion over the use of the net proceeds from any exercise of the Warrants for cash. The amounts and timing of our expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing, cost and success of preclinical studies and ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through our existing collaborations and future collaborations, if any, and any unforeseen cash needs.
Pending any use described above, we may invest any proceeds from the exercise of any Warrants for cash in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed government obligations.

CAPITALIZATION
The following table sets forth our cash and capitalization as of November 30, 2021 on:
•
an actual basis; and

•
on an as adjusted basis to give effect to the sale of 3,752,202 shares (including shares in the form of ADSs) in our December Registered Direct Offering, at an offering price of $6.50 per ADS (CHF 1.00 per share) and the sale of Pre-Funded Warrants for $6.49 per ADS, after deducting placement agent fees and estimated offering expenses payable by us.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus.
	As of November 30, 2021
CHF in thousands	Actual (unaudited)	As Adjusted (unaudited)
Cash and cash equivalents	12,909	20,614
Shareholders’ equity
Share capital	49,273	49,273
Share premium	288,279	287,419
Treasury shares reserve	(15,475)	(11,722)
Other reserves	15,898	20,711
Accumulated deficit	(327,567)	(327,567)
Total shareholders’ equity, net	10,408	18,114
Total capitalization	10,408	18,114
Unless indicated otherwise, the number of our shares set forth herein is based on 37,900,476 shares outstanding as of December 31, 2021, but excludes:
•
11,372,476 treasury shares indirectly held through our wholly-owned subsidiary Addex Pharma SA, on such date;

•
authorized (but unissued) capital of 24,636,476 shares as of December 31, 2021;

•
conditional (but unissued) capital of 24,636,476 shares, including 5,866,898 shares reserved for issuance upon exercise of any options or warrants granted in connection with an issuance of bonds, similar obligations or other financial instruments and 18,769,578 shares reserved for issuance pursuant to our equity incentive plans of which 8,814,635 relate to outstanding stock options and subscriptions rights linked to equity sharing certificates granted under our equity incentive plans, each as of December 31, 2021;

•
1,700 equity sharing certificates (bons de jouissance/Genussscheine) as of December 31, 2021 issued to our 100% owned subsidiary, Addex Pharma SA, of which 199 have been granted under our equity incentive plans with subscriptions rights to 198,750 shares outstanding December 31, 2021. These subscription rights are included in the 18,769,578 of conditional capital referred to above; and

•
up to 3,336,866 additional shares to be issued upon exercise of the Ordinary Warrants (in addition to those currently represented by treasury shares, as set forth in the first bullet above), each such Warrant having an exercise price of $6.50 per ADS.

DIVIDEND POLICY
We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our shares will benefit in the foreseeable future only if our shares appreciate in value.
Under Swiss law, any dividend must be proposed by our board of directors and approved by a shareholders’ meeting. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits (“Jahresgewinn”) or brought forward from the previous business years (“Gewinnvortrag”) or if it has distributable reserves (“frei verfügbare Reserven”), each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted. Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Distributions out of issued share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction. See “Description of Share Capital” below.

SELLING SHAREHOLDER
The selling shareholder will acquire the shares represented by ADSs being registered for resale pursuant to this prospectus upon exercise of the Warrants it has acquired pursuant to the Securities Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part to cover the resale of the ADSs issuable upon exercise of the Warrants that were sold pursuant to the Securities Purchase Agreement. We are registering the shares represented by ADSs in order to permit the selling shareholder to offer the ADSs represented by shares for resale from time to time.
Other than the relationship as selling shareholder under the Securities Purchase Agreement as described herein, to our knowledge the selling shareholder is not otherwise affiliated with us. Within the past three years, other than the relationship described herein, the selling shareholder has not held a position as an officer a director of ours, nor has the selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholder, unless otherwise noted. The selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. The selling shareholder does not have any family relationships with our officers, other directors or controlling shareholders.
The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite their name.
The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares held by the selling shareholder. Under the terms of the Ordinary Warrants and the Pre-Funded Warrants, the selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares which would exceed 4.99% or 9.99%, as applicable, in the case of the Ordinary Warrants, or 9.99% in the case of the Pre-Funded Warrants, of our then-outstanding shares following such exercise, excluding for purposes of such determination shares to be issued upon exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholder may sell all, some or none of its shares in this offering.
The second column lists the number of shares beneficially owned and the percentage ownership represented by the shares beneficially owned by the selling shareholder, based on its ownership of shares, as of December 31, 2021.
The third column lists the total number of shares being offered by this prospectus by the selling shareholder.
The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the shares beneficially owned by the selling shareholder assuming the sale of all the shares offered by the selling shareholder pursuant to this prospectus, without regards to any limitations on exercise. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”
Name of Selling shareholder	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering(2)
	Number	Percentage		Number	Percentage
Armistice Capital Master Fund Ltd.(3)	18,461,544	35.10%	14,709,342	—	—

(1)
The shares beneficially owned prior to the Offering are comprised of 3,752,202 shares owned outright, 5,478,570 shares issuable upon the exercise of the Pre-Funded Warrants and 9,230,772 shares issuable upon the exercise of the Ordinary Warrants. This figure assumes the exercise of all Pre-Funded Warrants and Ordinary Warrants by the selling shareholder. Such exercise is limited by certain beneficial ownership limitations described in footnote 3 below.
(2)
We do not know when or in what amounts the selling shareholder may offer shares for sale. The selling shareholder might not sell any or might sell all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder, including shares issuable upon exercise of the Pre-Funded Warrants and the Ordinary Warrants issued in the Private Placement.

(3)
The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Of the total number of shares identified in the column entitled ‘Maximum Number of Shares to be Sold Pursuant to this Prospectus’ above, 5,478,570 of them are issuable only upon the exercise of Pre-Funded Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Ordinary Warrants if such exercise would result in the Master Fund owning greater than 9.99% of our outstanding shares following such exercise, and 9,230,772 of them are issuable only upon the exercise of Ordinary Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Ordinary Warrants if such exercise would result in the Master Fund owning greater than 4.99% of our outstanding shares following such exercise. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

DESCRIPTION OF SHARE CAPITAL
The following section describes our issued share capital as of December 31, 2021, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in Switzerland and the United States.
Capital structure
There were 2,388 shareholders registered in the share register on December 31, 2021. The distribution of shareholdings is divided as follows:
Number of shares	Number of registered shareholders on December 31, 2021
1 to 100	228
101 to 1,000	905
1,001 to 10,000	1,068
10,001 to 100,000	170
100,001 to 1,000,000	10
1,000,001 to 10,000,000	7
The shareholder base on December 31, 2021 was constituted as follows:
Shareholder structure according to category of investors (weighted by number of shares)
Private persons	20.81%
Institutional shareholders	61.48%
Non identified	17.71%
Shareholder structure by country (weighted by number of shares)
United States	32.29%
Switzerland	48.89%
Other	1.11%
Non identified	17.71%
Capital
As of December 31, 2021, the share capital amounted to CHF 49,272,952 consisting of 49,272,952 issued shares with a nominal value of CHF 1.00 per share. As of December 31, 2021, we indirectly held 11,372,476 of our own shares. These shares are recorded as treasury shares.
Authorized share capital
As of December 31, 2021 and according to the article 3b of the Articles as in force on December 31, 2021, the Board of Directors, or the Board, was authorized, at any time until June 16, 2023 to increase the share capital in an amount of CHF 24,636,476 through the issuance of 24,636,476 fully paid registered shares with a nominal value of CHF 1.00 each. An increase in partial amounts was permitted. The Board shall determine the issue price, the type of payment, the date of issue of new shares, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement. In this regard, the Board was entitled to issue new shares by means of a firm underwriting through a banking institution, a syndicate or another third party with a subsequent offer of these shares to the current shareholders (unless the pre-emptive rights of current shareholders are excluded). The Board was entitled to permit pre-emptive rights that have not been exercised to expire or to place these rights and/or shares as to which pre-emptive rights have been granted but not exercised, at market conditions or use them for other purposes in our interest.

The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, shall be subject to the restrictions set forth in article 5 of the Articles.
The Board was authorized to restrict or exclude the pre-emptive rights of shareholders and allocate such rights to third parties if the shares are to be used:
•
for the acquisition of enterprises, parts of an enterprise, or participations, or for new investments, or, in case of a share placement, for the financing or refinancing of such transactions;

•
for the purpose of the participation of strategic partners (including in the event of a public tender offer) or for the purpose of an expansion of the shareholder constituency in certain investor markets;

•
for the granting of an over-allotment option (Greenshoe) of up to 20% to the banks involved in connection with a placement of shares; or

•
for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the statutory pre-emptive rights of the existing shareholders.

Conditional share capital
According to article 3c(A) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 18,769,578 through the issuance of a maximum of 18,769,578 registered shares, which shall be fully paid-in, with a par value of CHF 1 per share by the exercise of option rights or subscription rights attached to equity sharing certificates (bons de jouissance) which our employees, directors and/or consultants are granted according to respective regulations of the Board. The pre-emptive rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option rights or subscription rights granted to the holders of bons de jouissance and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in article 5 of the Articles.
According to article 3c(B) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 5,866,898 through the issuance of a maximum of 5,866,898 registered shares, which shall be fully paid-in, with a par value of CHF 1 per share by the exercise of option and/or conversion rights which are granted to our shareholders and/or in connection with the issue of bonds or other financial instruments by us. In the case of such grants of option and/or conversion rights, the advanced subscription right of shareholders is excluded. The holders of option and/or conversion rights are entitled to receive the new shares. The Board shall determine the terms of the option and/or conversion rights. The acquisition of registered shares through the exercise of option or conversion rights and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in article 5 of the Articles.
The Board is authorized to restrict or exclude the advanced subscription rights of shareholders:
•
if the debt or other financial instruments and/or conversion rights or warrants are issued for the purpose of financing or refinancing of the acquisition of enterprises, parts of an enterprise, or participations or new investments;

•
if such debt or other financial instruments and/or conversion rights or warrants are issued on the national or international capital markets and for the purpose of a firm underwriting by a banking institution or a consortium of banks with subsequent offering to the public; or

•
if such debt or other financial instruments and/or conversion rights or warrants are issued for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the advanced subscription rights of the existing shareholders.

If the Board excludes the advance subscription rights, the followings shall apply: the issuance of convertible bonds or warrants or other financial market instruments shall be made at the prevailing market conditions (including dilution protection provisions in accordance with market practice) and the new shares shall be issued pursuant to the relevant conversion or exercise rights in connection with bond or warrant issue conditions. Conversion rights may be exercised during a maximum 10 year period, and warrants may be exercised during a maximum 7 year period, in each case from the date of the respective issuance.

Changes in capital
Nominal share capital
December 31, 2019	CHF 32,848,635
December 31, 2020	CHF 32,848,635
December 31, 2021	CHF 49,272,952
Conditional share capital
December 31, 2019	CHF 16,424,317
December 31, 2020	CHF 16,424,317
December 31, 2021	CHF 24,636,476
Authorized share capital
December 31, 2019	CHF 16,424,317
December 31, 2020	CHF 16,424,317
December 31, 2021	CHF 24,636,476
Changes in capital in 2019
On May 17, 2019, we increased our capital from CHF 28,564,031 to CHF 32,848,635 through the issue of 4,284,604 new registered shares at nominal value of CHF 1 each.
On June 19, 2019, the shareholders increased the authorized capital from CHF 9,997,411 to CHF 16,424,317 expiring on June 19, 2021 and the conditional capital from CHF 14,282,015 to CHF 16,424,317.
Changes in capital in 2020
In 2020 there was no change in the share capital of the Company.
On June 9, 2020 the shareholders resolved to extend the term of the authorized capital to June 9, 2022.
Changes in capital in 2021
On January 8, 2021 we increased our capital from CHF 32,848,635 to CHF 39,748,635 through the issue of 6,900,000 new registered shares at nominal value of CHF 1 each, in connection with a global offering of shares.
On April 23, 2021, we increased our capital from CHF 39,748,635 to CHF 49,272,952 through the issue of 9,524,317 new registered shares at nominal value of CHF 1 each out of the authorized capital.
On June 16, 2021, the shareholders increased the authorized capital from CHF 9,524,317 to CHF 24,636,476 expiring on June 16, 2023 and the conditional capital from CHF 16,424,317 to CHF 24,636,476.
For further information on changes in capital including changes in reserves, refer to the consolidated statements of changes in equity as well as note 13 of the audited consolidated financial statements incorporated by reference into this registration statement.
Shares and participation certificates
Addex has one class of shares, i.e. registered shares with a nominal value of CHF 1 per share. Each share is fully paid up and carries one vote and equal dividend rights, with no privileges. We have no participation certificates (bons de participation / Partizipationsscheine).
Equity Sharing certification
Equity sharing certificates are available for granting to our employees and/or directors and/or consultants under our equity incentive plan. Equity sharing certificates do not form part of the share capital, have no nominal value, and do not grant any right to vote nor to attend meetings of shareholders. There are 1,700 equity sharing certificates (bons de jouissance / Genussscheine). Each equity sharing certificate grants the right to subscribe for 1,000 of our shares and a right to liquidation proceeds calculated in accordance with article 34 of the Articles.
Our shares and equity sharing certificates are not certificated. Shareholders and equity sharing certificate holders are not entitled to request printing and delivery of certificates, however, any shareholder or equity sharing certificate holder may at any time request that we issue a confirmation of its holdings.
Limitations on transferability of shares and nominee registration
A transfer of uncertified shares is affected by a corresponding entry in the books of a bank or depository institution following an assignment in writing by the selling shareholder and notification of such assignment to Addex by the bank or the depository institution. If following a transfer of shares a shareholder wishes to vote at or participate in a shareholders’ meeting, such shareholder must file a share registration form in order to be registered in Addex’ share register with voting rights. Failing such registration, a shareholder may not vote at or participate in a shareholders’ meeting. The shares in the form of American Depositary Shares or ADSs are held by Citibank acting as depositary and voted at the shareholders’ meeting according to the instructions received from the ADS holders.
A purchaser of shares will be recorded in Addex’ share register as a shareholder with voting rights if the purchaser discloses its name, citizenship or registered office and address and gives a declaration that it has acquired the shares in its own name and for its own account.
Article 5 of the Articles provides that a person or entity that does not explicitly state in its registration request that it will hold the shares for its own account (Nominee) may be entered as a shareholder in the share register with voting rights for shares up to a maximum of 5% of the share capital as set forth in the commercial register. Shares held by a Nominee that exceed this limit are only registered in the share register with voting rights if such Nominee discloses the name, address and shareholding of any person or legal entity for whose account it is holding 1% or more of the share capital as set forth in the commercial register. The limit of 1% shall apply correspondingly to Nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated. A share being indivisible, hence only one representative of each share will be recognized. Furthermore, shares may only be pledged in favor of the bank that administers the bank entries of such shares for the account of the pledging shareholders. If the registration of shareholdings with voting rights was effected based on false information, the Board may cancel such registration with retroactive effect. There are no further rules in the Articles for granting exceptions and no exceptions were granted in 2021. The Articles do not contain any provisions on the procedure and conditions for cancelling privileges and limitations on transferability.
Convertible bonds and options
As of December 31, 2021, we had no convertible or exchangeable bonds or loans outstanding. As of December 31, 2021, we had a total of 14,881,533 options that primarily include 8,615,885 Employee Share Option Plan (ESOP), 5,866,898 warrants and 198,750 Equity Sharing Certificates (ESCs). The options granted under the ESOP and ESCs outstanding, are granted to our non-Directors, Executive Management, employees or consultants. They vest over a four-year period and have a 1:1 subscription ratio, from five to ten-year expiration term and an exercise price between CHF 1.00 to CHF 3.00. The warrants outstanding have been granted in connection with the capital increase of March 28, 2018. For each new share, the investors received 0.45 of a warrant. Each warrant entitles the investor to subscribe (which may be exercised without any specific conditions) to one registered share at a price of CHF 3.43 during a seven-year period.
For information on equity incentive plans for non-executive Directors, executive management and employees, refer to note 14 of the audited consolidated financial statements incorporated by reference into this registration statement.
Stock Exchange Listing
Our ADSs have been listed on Nasdaq, under the symbol “ADXN” since January 29, 2020 and our shares have been listed on SIX under the ticker symbol “ADXN” since May 21, 2007.

Registrar of Shares, Depositary for ADSs
Our share register is maintained by ShareCommService AG. The share register reflects only record owners of our shares. Holders of ADSs representing our shares will not be treated as our shareholders and their names will therefore not be entered in our share register. Citibank, N.A. acts as the depositary for the ADSs representing our shares and the custodian for shares represented by ADSs is Citibank Zurich.
Holders of ADSs representing our shares have a right to receive the shares underlying such ADSs. For discussion on ADSs representing our shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.
Notification and Disclosure of Substantial Share Interests
Under the applicable provisions of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 2015, or the Financial Market Infrastructure Act (“FMIA”), persons who directly, indirectly or in concert with other parties acquire or dispose of our shares, purchase rights or obligations relating to our shares (the “Purchase Positions”) or sale rights or obligations relating to our shares (the “Sale Positions”), and thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%, 5%, 10%, 15%, 20%, 25%, 33∕%, 50% or 66∕% of our voting rights (whether exercisable or not) must notify us and the Disclosure Office of the SIX of such acquisition or disposal in writing within four trading days. Within two trading days of the receipt of such notification, we must publish such information via the SIX’s electronic publishing platform. For purposes of calculating whether a threshold has been reached or crossed, shares and Purchase Positions, on the one hand, and Sale Positions, on the other hand, may not be netted. Rather, the shares and Purchase Positions and the Sale Positions must be accounted for separately and may each trigger disclosure obligations if the respective positions reach, exceed or fall below one of the thresholds. In addition, actual share ownership must be reported separately if it reaches, exceeds or falls below one of the thresholds.
Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than 5% of all voting rights.
Selective “opting-out”
The shareholders have resolved to include in our Articles of Association an opting-out provision exempting Growth Equity Opportunities Fund IV, LLC, c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093, and New Leaf Biopharma Opportunities I, L.P., 7 Times Square, Suite 3502, New York, NY 10036, United Stated, in each case including their direct or indirect partners or shareholders as well as any other entity or person (whether incorporated or not) that alone or together with others controls or otherwise holds any interest in them, from the duty to make a mandatory tender offer pursuant to Art. 135 of the Swiss Financial Markets Infrastructure Act (FMIA) based on Art. 125 para. 3 FMIA. The opting-out clause is limited in time and will expire on March 21, 2023, with effect for any crossing of the threshold pursuant to Art. 135 FMIA which occurs thereafter. As a result, until expiration of the opting-out clause, when exceeding the threshold of 33% of the voting rights (whether exercisable or not) of us, the investors mentioned in the opting-out clause are, when acting alone or in concert pursuant to Art. 135 FMIA, exempted from the duty pursuant to Art. 135 FMIA to make a mandatory tender offer to the other shareholders. Different from other companies listed in Switzerland which have no opting-out clause, upon reaching the threshold of 33% of our voting rights (whether exercisable or not) by the investors mentioned in the opting-out clause, the shareholders will neither benefit from the option to sell their shares in a mandatory tender offer nor from minority shareholder protection rules related to such mandatory tender offers.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., or Citibank, acts as the depositary for the ADSs representing our shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank N.A. London Branch, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-235561 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, six shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the recordholders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement, the ADRs and ADSs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account versus as a registered holder, or as a holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book- entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the ADSs representing the shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Switzerland. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares
Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the shares deposited or modify the ADS-to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•
we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
we fail to deliver satisfactory documents to the depositary; or

•
it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions
Whenever we intend to distribute property other than cash, shares or rights to purchase additional shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•
we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•
we do not deliver satisfactory documents to the depositary; or

•
the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Shares
The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Shares
The depositary will deliver ADSs if you or your broker deposits shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian and provide such documentation as may be required pursuant to the deposit agreement. Your ability to deposit shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•
the shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•
all preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised;

•
you are duly authorized to deposit the shares;

•
the shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•
the shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•
ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures, and of such other matters contemplated in the deposit agreement, as the depositary deems appropriate;

•
comply with applicable laws and regulations, including regulations imposed by us and the depositary consistent with the deposit agreement, the ADSs, the ADR and applicable law;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares held in respect of the ADSs may be limited by U.S. and Swiss considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
•
temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; or

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares represented by your ADSs. The voting rights of holders of shares are described in “Description of Share Capital and Articles of Association” in this prospectus.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor, as far as practicable, subject to the laws of Switzerland and of our Articles of Association or similar documents, to vote, or have its agents vote, the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). If the depositary timely receives voting instructions which fail to specify the manner in which the depositary is to vote the securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders or otherwise contemplated in the deposit agreement) to have instructed the depositary to take all steps necessary to enable the independent proxy holder, as elected by the shareholders of the Company, to vote in accordance with the written proposals or recommendations of the board of directors. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fee

•
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of shares, upon a change in the ADS(s)-to- shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of shares

Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Service	Fee
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (i) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•
certain cable, telex and facsimile transmission and delivery expenses;

•
the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•
the reasonable and customary out-of-pocket fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, ADSs and ADRs; and

•
the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the shares represented by their ADSs and to direct the depositary of such shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•
The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future law or regulation, including regulations of any stock exchange or by reason of present or future provisions of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our or the depositary’s control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by any holder or beneficiary owner to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take any of the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law / Waiver of Jury Trial
The deposit agreement and the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by ADSs) are governed by the laws of Switzerland. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

MANAGEMENT COMPENSATION
Board of Directors
The compensation of the member of the Board consists of fixed and variable elements. The fixed element comprises a fixed annual monetary compensation per board term from one general meeting of shareholders to the next. The variable element comprises a monetary compensation based on board meeting attendance and equity incentive units (share options and equity sharing certificates). Our social security contributions are accrued on the fixed and variable elements. Board member social security contributions are accrued on the fair value of equity incentive units. Equity incentive units are granted based on the discretion of the Board. In addition, we reimburse members of the Board for out-of-pocket expenses incurred in relation to their services on an on-going basis upon presentation of the corresponding receipts. The most recent review of compensation for members of the Board took place in May 2021.
Executive Management
The compensation of members of the Executive Management consists of fixed and variable elements. The fixed element may include a base salary or a cash retainer paid under a consulting contract. The variable element may include performance-related cash or share based bonuses, consulting fees based on chargeable hours and equity incentive units (equity sharing certificates and share options). Company contributions to pension plans, death and invalidity insurances and social security contributions are accrued on all fixed and variable element compensation that relates to an employment relationship. Company social security contributions are accrued for all shares or equity incentive unit compensation. The amount of the fixed element depends on the position, responsibilities, experience and skills, and takes into account individual performance. The fixed element is reviewed at the end of each year by the Board. Any changes in the fixed elements are made effective in January of the following year. The variable elements are based on individual and company performance. The potential variable cash bonus is determined in the employment contract and in general is a percentage of the base salary. Where the Executive Manager has been engaged under a consulting contract, the variable element is based on the time spent at the contractually defined rate of remuneration. At the beginning of each year the Board decides, on the total amount of variable elements including the amount of cash and equity incentive units to be granted for the previous year based on the achievement of Company goals. Equity incentive units are granted based on the discretion of the Board. Variable cash compensation paid to Executive Managers in 2021 includes bonus and consulting fees.
Equity Incentive Plans
The purpose of our share purchase, share option and equity sharing certificate programs ( refer to note 14 of the audited consolidated financial statements included in our Annual Report on Form 20-F for 2020 filed with the SEC on March 11, 2021, which is incorporated by reference into this prospectus) is to provide members of the Board, Executive Management, employees and certain consultants with an opportunity to benefit from the potential appreciation in the value of our shares, thus providing an increased incentive for participants to contribute to our future success and prosperity, enhancing the value of the shares for the benefit of our shareholders and increasing our ability to attract and retain individuals of exceptional skill. In addition, these plans provide us with a mechanism to engage services for non-cash consideration. The grant of any share option or equity sharing certificate is at the discretion of the Board. Key factors considered by the Board in making grants of share options or equity sharing certificates are the amount of shareholder approved conditional capital, the benchmarking with other companies as well as individual performance. The strike price is determined by the Board and is primarily based on the closing price of our shares on the SIX Swiss Exchange on the grant date. The transfer of treasury shares under the share purchase plan to settle consulting services are based on predefined terms of the consulting contract.
Indirect benefits
We may contribute to the pension plan and maintain certain insurance for death and invalidity for the members of the Executive Management. New entrants may be eligible for reimbursement of relocation costs, compensation for lost benefits or stock granted by a previous employer, international school for children or language courses for a limited time period. No Indirect benefits have been paid to Executive Management in 2021. We have not granted any loans, credits or guarantees to members of the Board or of the Executive Management in 2021.
Measurement basis for compensation
The measurement basis for each component of compensation is described below:
•
Fixed Cash compensation, variable cash compensation and shares acquired under the share purchase plan: accrual basis;

•
Equity incentive units: fair value at the grant date in accordance with IFRS 2 valuation methodology; and

•
Employers’ social security: accrual basis except for equity incentive units where the notional amount is calculated based on the fair value at grant date.

Compensation of the Board of Directors in 2021
2021	Fixed	Variable compensation
CHF	cash compensation	cash attendance	number of equity incentive units	value of equity incentive units	Total 2021
Vincent Lawton, chairman..	26,590	26,590	70,000	54,129	107,309
Raymond Hill, member	15,954	15,954	40,000	30,931	62,839
Tim Dyer, member	—	—	—	—	—
Roger Mills, member	—	—	—	—	—
Jake Nunn, member	13,295	13,295	30,000	23,198	49,788
Isaac Manke, member	13,295	13,295	30,000	23,198	49,788
Total	69,134	69,134	170,000	131,456	269,724
Compensation to the Executive Management in 2021
2021	Fixed	Variable compensation
CHF	cash compensation	Cash	number of equity incentive units	value of shares	Total 2021
Total Executive Management	1,082,184	395,316	1,438,065	1,186,493	2,663,993

PLAN OF DISTRIBUTION
The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all securities covered hereby on the principal trading market on which the ADSs are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits selling shareholders;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

•
in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities in offshore transactions or in open market transactions under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.
Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the selling shareholder of securities, from the selling shareholder) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority and Supplementary Material .01 and Supplementary Material .02 thereto.
In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholder may not use securities registered hereby to cover short sales of our shares or ADSs made prior to the date the registration statement of which this prospectus forms a part was originally declared effective by the SEC.
The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities registered hereby owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities registered hereby from time to time pursuant to this prospectus or any amendment to this prospectus, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the securities registered hereby in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep the registration statement of which this prospectus forms a part effective at all times until the selling shareholder no longer owns any Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs or shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADS by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each selling shareholder at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Upon our being notified in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities registered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

EXPENSES
The following are the estimated expenses of this offering payable by us with respect to the ADSs and the ADSs issuable upon exercise of the Warrants. With the exception of the SEC registration fee and FINRA filing fee, all amounts are estimates and may change:
SEC registration fee	$1,420
FINRA filing fee	2,300
Printing	48,000
Legal fees and expenses	142,483
Accounting fees and expenses	54,000
Miscellaneous fees	60,368
Total	$308,515
LEGAL MATTERS
Unless otherwise indicated in any prospectus, Cooley LLP, New York, New York, will be representing us in connection with any offering and will pass upon certain matters of U.S. federal and New York law. Unless otherwise indicated in any prospectus supplement, Homburger AG will pass upon the validity of the securities to be offered and other legal matters relating to Swiss law. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements as of December 31, 2020, and for year ended December 31, 2020 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO AG, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2019, and for each of the two years in the period ended December 31, 2019 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse — Swiss Expert Association for Audit, Tax and Fiduciary.
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
We are organized under the laws of Switzerland and our registered office and domicile is located in Plan-les-Ouates, Geneva, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law of 1987, as amended, or PILA. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.
Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•
the non-Swiss court had jurisdiction pursuant to the PILA;

•
the judgment of such non-Swiss court has become final and non-appealable;

•
the judgment does not contravene Swiss public policy;

•
the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•
no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.
The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
We also maintain a website at www.addextherapeutics.com/en/ through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus.
We incorporate by reference into this prospectus the following documents that we have filed with the SEC:
•
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021;

•
Our report on Form 6-K, dated May 5, 2021, regarding our interim results for the three-month period ended March 31, 2021, including exhibits 99.1 and 99.2 thereto;

•
Our report on Form 6-K, dated August 5, 2021, regarding our interim results for the six-month period ended June 30, 2021, including exhibits 99.1 and 99.2 thereto;

•
Our report on Form 6-K, dated November 4, 2021, regarding our interim results for the nine-month period ended September 30, 2021, including exhibits 99.1 and 99.2 thereto;

•
The disclosure in our report on Form 6-K, dated December 15, 2021, under the heading “Termination of Sales Agreement Prospectus” and exhibit 99.1 thereto;

•
The disclosure in our report on Form 6-K, dated December 17, 2021, under the heading “Registered Direct Offering and Concurrent Private offering” and exhibits 4.1, 4.2, 5.1, 10.1, 23.1 and 99.1 thereto; and

•
The description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 14, 2020, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Addex Therapeutics Ltd, Attn: Head of Finance, Chemin des Mines 9, CH-1202 Geneva, Switzerland, or by telephone at +41 22 884 1555.
You also may access these filings on our website at through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Up to 2,451,557 American Depositary Shares
Representing 14,709,342 Shares
PROSPECTUS
         ,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors, Officers and Employees
Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by law. However, under Swiss corporate law, the indemnification of our directors and executive officers is not effective if such director or executive officer intentionally or grossly negligently violated his or her corporate duties towards the corporation, each of its shareholders or creditors.
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.   Recent Sales of Unregistered Securities
Set forth below is information regarding sales of unregistered securities by Addex Therapeutics Ltd since December 31, 2018:
On December 21, 2021, we issued an aggregate of 2,451,557 warrants, as follows: warrants to purchase up to an aggregate of 9,230,772 shares, represented by 1,538,462 ADSs, exercisable 60 days after the date of issuance at an exercise price of $6.50 per ADS, and (ii) pre-funded warrants to purchase up to 5,478,570 shares represented by 913,095 ADSs, which are immediately exercisable at an exercise price of $0.01 per ADS.
The offers, sales and issuances of the securities described above were exempt from registration (i) under Section 4(a)(2) of the Securities Act in transactions did not involve any public offering, (ii) under Regulation D promulgated under the Securities Act for sales for offers, sales and issuances made to accredited investors, (iii) under Regulation S promulgated under the Securities Act for offers, sales and issuances not made to persons in the United States and as to which no directed selling efforts were made in the United States, or (iv) under Rule 701 promulgated under the Securities Act in transactions under compensatory benefit plans and contracts relating to compensation.

Item 8.   Exhibits and Financial Statement Schedules
Exhibits:
Exhibit	Description
3.1	Articles of Association of Addex Therapeutics Ltd (incorporated by reference to Exhibit 3.1 of Registration Statement on Form F-1 No. 333-251322)
3.2	Organizational Rules of Addex Therapeutics Ltd (incorporated by reference to Exhibit 3.2 of Registration Statement on Form F-1 No. 333-235554)
4.1	Form of Deposit Agreement (incorporated by reference to Exhibit (a) of the Registration Statement on Form F-6 (No. 333-235561), filed on December 18, 2019)
4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3	Form of Warrant issued by the Registrant to certain investors on March 28, 2018 (incorporated by reference to Exhibit 4.3 of Registration Statement on Form F-1 No. 333-235554)
4.4	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 of Form 6-K filed on December 17, 2021)
4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 of Form 6-K filed on December 17, 2021)
5.1	Form of Opinion of Homburger AG
10.1	†License Agreement between Ortho-McNeil Pharmaceuticals Inc and the Registrant, dated December 31, 2004, as amended (incorporated by reference to Exhibit 10.1 of Registration Statement on Form F-1 No. 333-235554)
10.2	†License Agreement between Indivior UK Limited and the Registrant, dated January 2, 2018 (incorporated by reference to Exhibit 10.2 of Registration Statement on Form F-1 No. 333-235554)
10.3	Registration Rights Agreement among the Registrant and certain investors, dated March 22, 2018 (incorporated by reference to Exhibit 10.3 of Registration Statement on Form F-1 No. 333-235554)
10.4	Addex Therapeutics Ltd Share Option Plan, as amended (incorporated by reference to Exhibit 10.4 of Registration Statement on Form F-1 No. 333-235554)
10.5	Addex Therapeutics Ltd Equity Sharing Certificate Plan, as amended (incorporated by reference to Exhibit 10.5 of Registration Statement on Form F-1 No. 333-235554)
10.6	Sale Agency Agreement between Addex Therapeutics Ltd and Kepler Cheuvreux, dated August 24, 2020 (incorporated by reference to Exhibit 4.7 of the Annual Report on Form 20-F for the year ended December 31, 2020)
10.7	Controlled Equity OfferingSM Sales Agreement, by and between Addex Therapeutics Ltd and Cantor Fitzgerald & Co., dated June 29, 2021 (incorporated by reference to Exhibit 1.1 of Form 6-K filed on June 30, 2021)
10.8	†Amendment No. 1 to License Agreement between Indivior UK Limited and the Registrant, dated October 30, 2020 (incorporated by reference to Exhibit 4.6 of the Annual Report on Form 20-F for the year ended December 31, 2020)
10.9	Securities Purchase Agreement, dated December 16, 2021, between the Registrant and Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 10.1 of Form 6-K filed on December 17, 2021)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of Registration Statement on Form F-1 No. 333-235554)
23.2	Consent of Homburger AG (included in Exhibit 5.1)
23.3	Consent of PricewaterhouseCoopers SA
23.4	Consent of BDO AG
24.1	Powers of Attorney (included on signature page)

†
Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information

Item 9.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on the 7th day of January, 2022.
ADDEX THERAPEUTICS LTD.
By:
/s/ Tim Dyer

Tim Dyer
Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned directors, officers and/or authorized representative in the United States of Addex Therapeutics Ltd, hereby severally constitute and appoint Tim Dyer and Lénaic Teyssédou, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of securities of Addex Therapeutics Ltd, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed by the following persons in the following capacities and on the dates indicated.
Signature	Title	Date
/s/ Tim Dyer Tim Dyer	Chief Executive Officer (Principal Executive Officer) and Director	January 7, 2022
/s/ Lénaic Teyssédou Lénaic Teyssédou	Head of Finance (Principal Financial and Accounting Officer)	January 7, 2022
/s/ Vincent Lawton Vincent Lawton	Director	January 7, 2022
/s/ Ray Hill Ray Hill	Director	January 7, 2022
/s/ Isaac Manke Isaac Manke	Director	January 7, 2022
/s/ Roger Mills Roger Mills	Director	January 7, 2022
/s/ Jake Nunn Jake Nunn	Director	January 7, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, Tim Dyer, the duly authorized representative in the United States of Addex Therapeutics Ltd, has signed this registration statement on January 7, 2022.
Addex Pharmaceuticals Inc.
By:
/s/ Tim Dyer

Tim Dyer
Chief Executive Officer